(LOGO OF NORTHEAST SAVINGS APPEARS HERE)

                               January 1, 1994



Mr. George P. Rutland
83 Stagecoach Road
Avon, CT  06001

Dear Mr. Rutland:

     The Boards of Directors (collectively, the "Board") of Northeast Federal Corp. and Northeast Savings, F.A. (collectively, "Northeast") desire to enter into an agreement with you concerning certain of the terms and conditions of your continued employment with Northeast.

     Northeast agrees to employ you, and you hereby agree to serve in the capacity and with the titles set forth below until December 31, 1997 (the "employment term"), provided your employment is not terminated due to your death, or for Cause or due to your Disability or Retirement (as such capitalized terms are hereinafter defined).

     You shall serve as Chairman of the Board and a Director of Northeast through December 31, 1994. Thereafter, commencing January 1, 1995 and for the remainder of the employment term, you shall serve as an Officer in charge of West Coast operations, the title of such position to be mutually determined prior to your assuming such position. Any terms and conditions of employment not specifically mentioned in this letter agreement will be governed by the usual personnel policies and practices as they relate to other senior officers of Northeast, and you shall be eligible for such fringe benefits as are such other senior officers. During the employment term, you shall be eligible to participate in the stock option plans listed in the attached Exhibit A in accordance with the terms of such plans. In addition, you shall be entitled to the benefits outlined in Exhibit A; provided that, throughout the employment term, the levels of such benefits provided to you thereunder (other than any such benefits provided pursuant to a tax-qualified retirement plan, which shall be governed by such plan) shall be commensurate with the levels in effect as of December 31, 1993 based on your salary and position as of such date.

     During the employment term, your base salary shall be as follows: for the 1994 calendar year, $350,000; for the 1995 calendar year, $250,000; for the 1996 calendar year, $200,000; and for the 1997 calendar year, $150,000.
Additionally, your base salary in 1994 and 1995 shall be increased to include an additional amount which, after providing for all applicable income taxes, will provide $31,994 to pay the annual premium cost of a special life insurance policy. In addition to paying your base salary and other compensation and providing you with employee and fringe benefits, Northeast shall provide you with a leased automobile of your choosing, at its expense, during the employment term.

     If during the employment term your employment with Northeast is terminated by Northeast other than for Cause or due to your Disability, you shall be provided with (1) a lump sum severance payment equal to the greater of (i) the payments due pursuant to this Agreement for the remaining employment term, or
(ii) one (1) year's base salary, at the rate in effect on the date of your termination pursuant to this paragraph; (2) life, disability, accident, medical and dental insurance benefits substantially similar to those which you are receiving immediately prior to your receipt of the Notice of Termination as the same are set forth in the attached Exhibit A, and continuing for a period of the greater of one (1) year or the

Mr. George P. Rutland
January 1, 1994
Page 2


remainder of the employment term; and (3) directors' and officers' liability insurance, specifically naming you as an insured, with coverage (including deductibles) at least as favorable as that in effect immediately prior to your receipt of the Notice of Termination and comparable prior acts ("tail") coverage for a period of ten (10) years following your date of termination, or such lesser period as you shall agree to in writing. The benefit specified in (3) hereof shall also apply in the event of your Retirement upon completion of your employment term or prior thereto with the consent of Northeast. In addition, subsequent to your termination pursuant to this paragraph, Northeast shall arrange to provide you and your spouse with medical, dental and supplemental medical benefits substantially similar to those which you and your spouse are receiving immediately prior to such termination, such medical, dental and supplemental medical benefits to be provided until the later of you and your spouse's death or December 31, 1997. Any such medical or dental benefits provided under this Agreement shall be secondary to any benefits to which you or your spouse may be entitled under the federal Social Security Act.

     For purposes of this Agreement, Disability shall occur if, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with Northeast on a full-time basis for six (6) consecutive months and a finding is made by the Board that you are unable to perform the essential functions or material duties of your position with Northeast, with or without reasonable accommodation. Termination for Disability shall occur if, within thirty (30) days after written notice of such finding and Northeast's decision to terminate your employment (the "Notice of Termination", as defined below) is given, you shall not have returned to the full-time performance of your duties. "Retirement" shall mean termination in accordance with Northeast's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

     Termination for Cause shall mean termination because of your engaging willfully in conduct which is demonstrably and materially injurious to Northeast, monetarily or otherwise, your dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, willful failure to perform stated duties (other than such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good Reason), violation of any law, rule, or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order of the Office of Thrift Supervision or the Federal Deposit Insurance Corporation. For purposes of this Agreement, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Northeast. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you engaged in conduct set forth above and specifying the particulars thereof in detail.

Mr. George P. Rutland
January 1, 1994
Page 3


     Your termination of your employment for "Good Reason" as hereinafter set forth shall be deemed termination by Northeast other than for Cause under this Agreement. "Good Reason" shall, without your express written consent, mean:

     1. the assignment to you of any duties inconsistent with your position with Northeast during the employment term, as more particularly described above, or a substantial alteration in the nature or status of your responsibilities other than any such alterations primarily attributable to the fact that Northeast may no longer be a public company;

     2. a reduction by Northeast in your annual base salary, as specified above in this Agreement, except for across-to-board salary reductions similarly affecting all executives of Northeast and all executives of any person in control of Northeast;

     3. the failure by Northeast to continue in effect, or to continue your participation in, any stock option plan in which you may be participating at the time of execution of this Agreement, as such plans are more particularly described in the attached Exhibit A, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to you under such plan;

     4. the failure by Northeast to continue to provide you with benefits substantially similar to those enjoyed by you under any of Northeast's pension, life insurance, medical, health and accident, or disability plans in which you may be participating at the time of execution of this Agreement, as such benefits are listed in the attached Exhibit A, the taking of any action by Northeast which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you, or the failure by Northeast to provide you with the four (4) weeks of paid vacation to which you are entitled; or

     5. any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements as set forth above. For purposes of this Agreement, no such purported termination shall be effective.

     Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness.

     During the employment term, any purported termination of your employment hereunder by Northeast or by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice given within the appropriate period specified below which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The required period for Notice of Termination shall be as follows: (A) if your employment is terminated due to Disability or for Cause, thirty (30) days; (B) if your employment is terminated for Good Reason, sixty (60) days; and (C) if your employment is terminated for any other reason, the time period specified in the Notice of Termination.

Mr. George P. Rutland
January 1, 1994
Page 4


     For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Northeast shall be directed to the attention of the Board with a copy to the Secretary of Northeast, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination and if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence, Northeast will continue to pay your compensation as provided for in this Agreement (including, but not limited to, base salary) and will continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the earlier of (1) the end of the employment term, or (2) the date the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     After the employment term, you may terminate your employment upon reasonable notice, and Northeast may terminate your employment for Cause or for reasons other than for Cause upon reasonable notice. In addition to any other benefits you are entitled to after the employment term, Northeast shall arrange to provide you and your spouse with medical, dental and supplemental medical benefits substantially similar to those you and your spouse are receiving on January 1, 1994, such medical, dental and supplemental medical benefits to be provided until the later of you and your spouse's deaths. Any such medical, dental or supplemental medical benefits provided under this Agreement shall be secondary to any benefits to which you or your spouse may be entitled under the Federal Social Security Act.

     Acceptance of severance payments pursuant to this Agreement shall release and forever discharge Northeast and its subsidiaries from each and every claim, demand, action, cause of action, damage award, expense, cost, claim for attorneys' fees, or liability of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which you then have, have ever had or may thereafter have against Northeast or any of its subsidiaries.
As a condition to Northeast's obligation to make severance payments to you hereunder, you agree to execute and deliver to Northeast such additional release as Northeast shall request at such time.

     Should you be entitled to and elect to accept payments from Northeast pursuant to rights acquired by you which follow a "change in control of Northeast" as defined in the Agreement between Northeast and you dated January 1, 1994 (the "Change in Control Agreement") granting such rights, such payments shall be in lieu of payments required pursuant to this Agreement and any and all rights granted you under this Agreement shall terminate and this Agreement shall be null and void. When and if you are entitled to rights under this and any other agreement requiring severance payments to you by Northeast, Northeast may require you to terminate such other agreement as a condition to its obligation to make any payments or any further payments under this Agreement.

     Should you become entitled to a severance payment under this Agreement or to any other payments or benefits received or to be received by you under any other plan, arrangement or agreement

Mr. George P. Rutland
January 1, 1994
Page 5


(the "Total Payments") and should any part or all of the Total Payments be deemed contingent on a change in ownership or control of Northeast, as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), you shall be entitled to be paid by Northeast an additional amount such that the net amount retained by you, after deduction of any federal excise tax imposed pursuant to Section 4999 of the Code (the "Excise Tax") on the Total Payments and any federal or state income tax and Excise Tax upon the payment provided for by this paragraph shall be equal to the Total Payments. The parties agree that the applicability of said Section 280G hereunder and any calculations to be made pursuant to this paragraph shall be made by an independent tax advisor chosen by Northeast which may include Northeast's independent accountants or benefits consultants, and shall be at Northeast's expense. The parties further agree that they shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the severance payments payable hereunder.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid following the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Any arbitrator or arbitrators selected to resolve a dispute or controversy hereunder shall have at least five (5) years of experience as an attorney or benefits consultant specializing in employment or benefits matters.

     The Board expects to include you in any annual Incentive Compensation Plan which may be available to other senior officers.

     This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut.

     This Agreement shall be subject to and be deemed to include all of the provisions of 12 C.F.R. Section 563.39 as amended from time to time, a copy of which is enclosed as if the same were fully set forth herein. In addition, any payments made to you pursuant to the terms of this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulation promulgated thereunder.

Mr. George P. Rutland
January 1, 1994
Page 6


     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     This Agreement supersedes the Employment Agreement between Northeast and you dated as of March 1, 1992, as amended by an Addendum dated as of July 9, 1993, which shall be void and of no effect on and after the date of execution of this Agreement.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to Northeast the enclosed copy of this letter which will then constitute our agreement on this subject.

                                      Sincerely,

                                      NORTHEAST SAVINGS, F.A.


                                      By /s/ Kirk W. Walters
                                        ---------------------------------------
                                       Kirk W. Walters
                                       Chief Executive Officer, President, Chief
                                       Operating Officer, and Chief Financial
                                       Officer

                                      NORTHEAST FEDERAL CORP.


                                      By /s/ Kirk W. Walters
                                        ---------------------------------------
                                       Kirk W. Walters
                                       Chief Executive Officer, President, Chief
                                       Operating Officer, and Chief Financial
                                       Officer

ACCEPTED AND AGREED TO
THIS 1st DAY OF
January, 1994:



/s/ George P. Rutland
- ---------------------
George P. Rutland

                                   Exhibit A
                                   ---------


George P. Rutland


Option Plans
- ------------
1.    1993 Stock Option Plan
2.    1986 Stock Option Plan
3.    1983 Stock Option Plan


Benefits
- --------
1.    Long Term Disability Income Plan
2.    Executive Disability Plan
3.    Group Life, Accidental Death and
      Dismemberment
4.    Executive Life Insurance
5.    Optional Life Insurance
6.    Supplemental Medical Reimbursement Plan
7.    1993 Deferred Compensation Plan
      for Key Executives
8.    Thrift and Profit Sharing Plan
9.    Employee Stock Ownership Plan
10.   Cash Balance Retirement Plan
11.   Medical Insurance Plan
12.   Dental Insurance Plan
